--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 5                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK BOX IF NO LONGER               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            OMB NUMBER:       3235-0362
    SUBJECT TO SECTION 16.                                                                              EXPIRES:   JANUARY 31, 2005
    FORM 4 OR FORM 5 OBLI-    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    GATIONS MAY CONTINUE.        Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 1.0
    SEE INSTRUCTION 1(b).                Section 30(h) of the Investment Company Act of 1940           -----------------------------
/ / FORM 3 HOLDINGS REPORTED
/X/ FORM 4 TRANSACTIONS REPORTED

(PRINT OR TYPE RESPONSES)
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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
                                                                                                X   Director        X  10% Owner
 Armini         Anthony         J.              Implant Sciences Corporation (IMX)             ----               ----
-------------------------------------------------------------------------------------------     X   Officer (give     Other (specify
   (Last)       (First)      (Middle)       3. IRS Identification  4. Statement for            ---- title below)  ----below)
                                               Number of Reporting    Month/Year                    President and CEO
   c/o Implant Sciences Corporation            Person, if an entity                                 --------------------------
   107 Audubon Road, #5                        (voluntary)             June 30, 2002
-------------------------------------------                            -------------------------------------------------------------
                (Street)                                               5. If Amendment,       7. Individual or Joint/Group Reporting
                                                                          Date of Original             (check applicable line)
                                                                          (Month/Year)
                                                                                                  _X_Form Filed by One
 Wakefield        MA           01880                                                                 Reporting Person
-------------------------------------------
   (City)       (State)         (Zip)                                                             ___Form Filed by More than One
                                                                                                     Reporting Person

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                                TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of    2. Trans-  2A. Deemed    3. Trans-     4. Securities Acquired (A) or  5. Amount of    6. Owner-   7. Nature of
   Security       action      Execution    action        Disposed of (D)                Securities      ship        Indirect
   (Instr. 3)     Date        Date, if     Code          (Instr. 3, 4 and 5)            Beneficially    Form:       Beneficial
                              any          (Instr. 8)                                   Owned at        Direct      Ownership
                  (Month/     (Month/                                                   end of          (D) or      (Instr. 4)
                  Day/        Day/                     ------------------------------   Issuer's        Indirect
                  Year)       Year)                       Amount    (A) or    Price     Fiscal Year     (I)
                                                                    (D)                 (Instr. 3       (Instr. 4)
                                                                                        and 4)
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Common Stock      6/23/99                   P4(1)          100       A        $7.00
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Common Stock      6/14/00                   G            8,000       D                   1,223,222          D
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Common Stock      6/14/00                   G(2)         2,000       A                       2,000 (3)      I        By daughter
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).



FORM 5 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of              2. Conver-   3. Trans-   3A. Deemed    4. Trans-     5. Number of             6. Date Exer-
   Derivative Security      sion of      action       Execution    action        Derivative               cisable and
   (Instr. 3)               Exercise     Date         Date, if     Code          Securities Ac-           Expiration
                            Price of     (Month/      any          (Instr. 8)    quired (A) or            Date
                            Deriv-       Day/         (Month/                    Disposed of              Month/Day/
                            ative        Year)        Day/Year                   (D)                      Year)
                            Security                                             (Instr. 3, 4, and 5)

                                                                                 --------------------     -----------------
                                                                                   (A)        (D)          Date      Expir-
                                                                                                           Exer-     ation
                                                                                                           cisable   Date

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Stock Option (right to    $8.32        7/26/00                   A5(4)            40,000                   Immed.   7/26/05
buy)
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Stock Option (right to    $8.53        1/25/01                   A5(4)            50,000                   Immed.   1/25/06
buy)
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7. Title and Amount of              8. Price of    9. Number of    10. Ownership       11. Nature of
   Underlying Securities               Derivative     Derivative       of Derivative       Indirect
   (Instr. 3 and 4)                    Security       Securities       Security:           Beneficial
                                       (Instr. 5)     Beneficially     Direct (D)          Ownership
                                                      Owned at End     (Instr. 4)         (Instr. 4)
                                                      of Year
                                                      or Indirect
                                                      (I) (Instr. 4)
------------------------------------

                     Amount or
       Title         Number of
                     Shares
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Common Stock         40,000                           40,000               D
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Common Stock         50,000                           50,000               D
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Explanation of Responses:
(1) Reflects purchase of common stock on the open market on date indicated in column 3.
(2) Gift to daughter who shares reporting person's household.
(3) The reporting person disclaims beneficial ownership of all securities held by his daughter, and this report should not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section
    16 or for any other purpose.
(4) Reflects stock options granted on the dates indicated in column 3.

                       /s/ Anthony J. Armini               December 31, 2002
                      -----------------------------------  -----------------
                        **Signature of Reporting Person          Date

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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